Exhibit 12.1

The Navigators Group, Inc.

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2005		2004		2003		2002		2001
	($ in thousands)

Income before income taxes	$33,754		$52,092		$2,792		$22,216		$5,360
Add:
Portion of rents representative of the interest factor	1,032		947		885		595		542
Interest expense	—		—		255		571		1,376
Letter of credit charges	982		1,036		742		642		678
Amortization of deferred bank fees	262		142		394		196		151

Income as adjusted	$36,029		$54,217		$5,068		$24,220		$8,107

Fixed charges:
Portion of rents representative of the interest factor	$1,032		$947		$885		$595		$542
Interest expense	—		—		255		571		1,376
Letter of credit charges	982		1,036		742		642		678
Amortization of deferred bank fees	262		142		394		196		151

Total	$2,276		$2,125		$2,276		$2,004		$2,747

Ratio of earnings to fixed charges	15.8	x	25.5	x	2.2	x	12.1	x	3.0	x

The Navigators Group Inc.

	Amort of Loan				100%	33.3%
Year	Expenses	Interest	LOC Fees	Total	Rent	Rent

2000	112,675	1,781,712	508,842	2,403,229	1,590,000	529,470
2001	150,823	1,376,086	677,977	2,204,886	1,628,000	542,124
2002	195,646	570,688	641,641	1,407,975	1,788,000	595,404
2003	394,001	254,602	742,262	1,390,865	2,657,000	884,781
2004	142,328	—	1,036,161	1,178,489	2,845,000	947,385
	995,473	3,983,088	3,606,883	8,585,444	10,508,000	3,499,164

2005	262,396	—	981,914	1,244,310	3,099,000	1,031,967

	1,257,869	3,983,088	4,588,797	9,829,754	13,607,000	4,531,131

						0.333